Exhibit 10.1

EXECUTION VERSION

SHAREHOLDER SUPPORT AGREEMENT

This Shareholder Support Agreement (this “Agreement”) is made and entered into as of August 17, 2020, by and among Hennessy Capital Acquisition Corp. IV, a Delaware corporation (“HCAC”) and the equityholders of Canoo Holdings Ltd., an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), whose names appear on the signature pages hereto (each such person, a “Company Shareholder” and, collectively, the “Company Shareholders”). HCAC and the Company Shareholders are sometimes referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

A. On August 17, 2020, HCAC, HCAC IV First Merger Sub, Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“First Merger Sub”), HCAC IV Second Merger Sub, LLC, a Delaware limited liability company (“Second Merger Sub”), and the Company entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) pursuant to which, upon the terms and subject to the conditions set forth therein: (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of HCAC (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”), and (b) as soon as practicable, but in any event within 10 days following the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger. Each share in the capital of the Company issued and outstanding immediately prior to the Effective Time will be cancelled and automatically converted into the right to receive a certain number of shares of HCAC Common Stock (such transaction, together with the Mergers and other transactions contemplated by the Merger Agreement, the “Transactions”).

B. The Company Shareholders agree to enter into this Agreement with respect to all shares in the capital of the Company (including any Company Ordinary Shares and Company Preferred Shares) (collectively, the “Company Shares”) that the Company Shareholders now or hereafter own, beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) or of record.

C. As of the date hereof, the Company Shareholders are the owners of, and/or have sole voting power (including, without limitation, by proxy or power of attorney) over, such number of Company Shares as are indicated opposite each of their names on Schedule A attached hereto (all such Company Shares, together with any Company Shares of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Shareholder during the period from the date hereof through the Expiration Time referred to herein as the “Subject Shares”).

D. As a condition to the willingness of HCAC to enter into the Merger Agreement and as an inducement and in consideration therefor, the Company Shareholders have agreed to enter into this Agreement.

E. Each of HCAC and the Company Shareholders has determined that it is in its best interest to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Expiration Time” shall mean the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 9.01 thereof, and (c) as to any Company Shareholder, the Termination Date.

“Transfer” shall mean any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any contract or agreement with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby.

2. Agreement to Retain the Subject Shares.

2.1 No Transfer of Subject Shares. Until the Expiration Time, each Company Shareholder agrees not to (a) Transfer any Subject Shares or (b) deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement); provided, that (i) if a Company Shareholder is an individual, such Company Shareholder may Transfer any such Subject Shares (A) to any member of such Company Shareholder’s immediate family, or to a trust for the benefit of such Company Shareholder or any member of such Company Shareholder’s immediate family, the sole trustees of which are such Company Shareholder or any member of such Company Shareholder’s immediate family or (B) by will, other testamentary document or under the laws of intestacy upon the death of such Company Shareholder; or (ii) if a Company Shareholder is an entity, such Company Shareholder may Transfer any Subject Shares to any partner, member, or affiliate of such Company Shareholder in accordance with the terms of the Company Charter; provided further, that in each case such transferee of such Subject Shares evidences in a writing reasonably satisfactory to HCAC such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Company Shareholder.

2.2 Additional Purchases. Until the Expiration Time, each Company Shareholder agrees that any Subject Shares that such Company Shareholder purchases, that is issued by the Company or otherwise hereinafter acquired or with respect to which such Company Shareholder otherwise acquires sole or shared voting power (including, without limitation, by proxy or power of attorney) after the execution of this Agreement and prior to the Expiration Time, shall be subject to the terms and conditions of this Agreement to the same extent as if they were Subject Shares owned by such Company Shareholder as of the date hereof. Each of the Company Shareholders agrees, while this Agreement is in effect, to notify HCAC promptly in writing (including by e-mail) of the number of any additional Subject Shares acquired by such Company Shareholder, if any, after the date hereof.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Subject Shares in violation of this Section 2 shall, to the fullest extent permitted by applicable Law, be null and void ab initio.

3. Voting of Units. Hereafter until the Expiration Time, each Company Shareholder hereby unconditionally and irrevocably agrees that, at any meeting of the shareholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of the Company requested by the Company Board or otherwise undertaken as contemplated by the Transactions (which written consent shall be delivered promptly, and in any event within twenty four (24) hours, after the Company requests such delivery), such Company Shareholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and such Company Shareholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (a) (i) to approve and adopt the Merger Agreement and the Transactions and (ii) in any other circumstances upon which a consent or other approval with respect to the Merger Agreement or the Transactions is sought, to vote, consent or approve (or cause to be voted, consented or approved) all of such Company Shareholder’s Subject Shares held at such time in favor of the foregoing and (b) against and withhold consent with respect to any merger, purchase of all or substantially all of the Company’s assets or other business combination transaction (other than the Merger Agreement and the Transactions), and any other proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions in any material respect or would reasonably be expected to result in any of the Company’s closing conditions or obligations under the Merger Agreement not being satisfied; provided, however, such Company Shareholder shall not vote or provide consent with respect to any of its Subject Shares that are not held by the Company’s directors, officers, affiliates or greater than 5% shareholders of the Company, or take any other action, in each case to the extent any such vote, consent or other action would preclude the Company from filing with the SEC a registration statement on Form S-4 as contemplated by the Merger Agreement. No Company Shareholder shall commit or agree to take any action inconsistent with the foregoing that would be effective prior to the Expiration Time.

4. Additional Agreements.

4.1 No Challenges. Each Company Shareholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against HCAC, First Merger Sub, Second Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person in connection with the evaluation, negotiation or entry into the Merger Agreement.

4.2 Further Actions. Each Company Shareholder agrees, while this Agreement is in effect, not to take or agree to commit to take any action that would make any representation and warranty of such Company Shareholder contained in this Agreement inaccurate in any material respect. Each of the Company Shareholders further agrees that it shall use its commercially reasonable efforts to cooperate with HCAC and the Company to effect the transactions contemplated hereby and the Transactions.

4.3 Consent to Disclosure. Each Company Shareholder hereby consents to the publication and disclosure in the Proxy Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by HCAC or the Company to any Governmental Authority or to securityholders of HCAC) of such Company Shareholder’s identity and beneficial ownership of Subject Shares and the nature of such Company Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by HCAC or the Company, a copy of this Agreement. Each Company Shareholder will promptly provide any information reasonably requested by HCAC or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

5. Representations and Warranties of the Company Shareholders. Each Company Shareholder hereby represents and warrants to HCAC as follows:

5.1 Due Authority. Such Company Shareholder has the full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Company Shareholder (and, if such Shareholder is married and any of such Shareholder’s Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be valid and binding, such Shareholder’s spouse), and constitutes a valid and binding agreement of such Company Shareholder enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

5.2 Ownership of the Company Shares. Such Company Shareholder is either (x) the owner of the Company Shares indicated on Schedule A hereto opposite such Company Shareholder’s name, free and clear of any and all Liens, other than (i) those created by this Agreement, or (ii) as may be set forth in the Company Charter or (y) has the power to vote (including, without limitation, by proxy or power of attorney) the Company Shares indicated on Schedule A hereto opposite such Company Shareholder’s name. Such Company Shareholder has as of the date hereof and, except pursuant to a Transfer permitted in accordance with Section 2.1 hereof, will have until the Expiration Time, sole voting power (including the right to control such vote as contemplated herein), power of disposition, power to issue instructions with respect to the matters set forth in this Agreement and power to agree to all of the matters applicable to such Company Shareholder set forth in this Agreement, in each case, over all Company Shares currently or hereinafter owned by such Company Shareholder and all Company Shares such Company Shareholder currently or hereinafter has the power to vote (including, without limitation, by proxy or power of attorney). As of the date hereof, such Company Shareholder does not own any other voting securities of the Company or have the power to vote (including, without limitation, by proxy or power of attorney) any other voting securities of the Company other than the Company Shares set forth on Schedule A opposite such Company Shareholder’s name. As of the date hereof, such Company Shareholder does not own any rights to purchase or acquire any other equity securities of the Company, except as set forth on Schedule A opposite such Company Shareholder’s name. There are no claims for finder’s fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby payable by such Company Shareholder pursuant to arrangements made by such Company Shareholders.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Company Shareholder does not, and the performance by such Company Shareholder of the obligations under this Agreement and the compliance by such Company Shareholder with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to such Company Shareholder, (ii) contravene or conflict with, or result in any violation or breach of, any provision of any charter, certificate of incorporation, limited liability company agreement, certificate of formation, articles of association, by-laws, operating agreement or similar formation or governing documents and instruments of such Company Shareholder, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Company Shares owned by such Company Shareholder pursuant to any contract or agreement to which such Company Shareholder is a party or by which such Company Shareholder is bound, except, in the case of clause (i) or (iii), as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Company Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other person is required by or with respect to such Company Shareholder in connection with the execution and delivery of this Agreement or the consummation by such Company Shareholder of the transactions contemplated hereby. If such Company Shareholder is a natural person, no consent of such Company Shareholder’s spouse is necessary under any “community property” or other Laws in order for such Company Shareholder to enter into and perform its obligations under this Agreement.

5.4 Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of such Company Shareholder, threatened, against such Company Shareholder that would reasonably be expected to impair the ability of such Company Shareholder to perform such Company Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby.

5.5 Absence of Other Voting Agreement. Except for this Agreement and the Amended and Restated Voting and Preemptive Rights Agreement, by and among the Company and the other parties thereto, dated March 4, 2019, as amended from time to time, such Company Shareholder has not: (a) entered into any voting agreement, voting trust or similar agreement with respect to any Subject Shares or other equity securities of the Company owned by such Company Shareholder, or (b) granted any proxy, consent or power of attorney with respect to any Subject Shares or other equity securities of the Company owned by such Company Shareholder (other than as contemplated by this Agreement).

5.6 Reliance by HCAC. Such Company Shareholder understands and acknowledges that HCAC is entering into the Merger Agreement in reliance upon such Company Shareholder’s execution and delivery of this Agreement.

5.7 Company Shareholder Has Adequate Information. Such Company Shareholder is a sophisticated shareholder and has adequate information concerning the business and financial condition of HCAC and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon HCAC or the Company and based on such information as such Company Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Shareholder acknowledges that HCAC and the Company has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Company Shareholder acknowledges that the agreements contained herein with respect to the Subject Shares held by such Company Shareholder are irrevocable.

6. Termination. This Agreement shall terminate upon the earliest to occur of (a) the Expiration Time and (b) as to each Company Shareholder, the mutual written agreement of HCAC and such Company Shareholder (such date, the “Termination Date”).

7. Exclusivity. Until the Expiration Time, each Company Shareholder agrees to comply with the obligations applicable to Representatives of the Company (if applicable) pursuant to Section 7.05 of the Merger Agreement as if they were parties thereto.

8. Miscellaneous.

8.1 Further Assurances. From time to time, at another Party’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

8.2 Fees and Expenses. Each of the Parties shall be responsible for its own fees and expenses (including, the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby.

8.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in HCAC any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

8.4 Amendments, Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto. At any time prior to the Effective Time, HCAC may (a) extend the time for the performance of any obligation or other act of any Company Shareholder, (b) waive any inaccuracy in the representations and warranties of each Company Shareholder contained herein or in any document delivered by any Company Shareholder pursuant hereto and (c) waive compliance with any agreement of each Company Shareholder or any condition to their obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by HCAC.

8.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.5):

if to HCAC:

Hennessy Capital Acquisition Corp. IV

3485 North Pines Way, Suite 110

Wilson, WY 83104

Attention: Daniel J. Hennessy, Greg Ethridge and Nicholas Petruska

Email: dhennessy@hennessycapllc.com, gethridge@hennessycapllc.com and npetruska@hennessycapllc.com with copies (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

Attention: Jeffrey N. Smith and Dirk W. Andringa

Email: jnsmith@sidley.com and dandringa@sidley.com

if to any Company Shareholder, to the address for notice set forth on Schedule A hereto,

with a copies (which shall not constitute notice) to:

Cooley LLP

101 California Street

5th Floor

San Francisco, CA 94111-5800

Attention: Garth Osterman and Dave Young

Email: gosterman@cooley.com, dyoung@cooley.com

8.6 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby or any of the other Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

8.8 Entire Agreement; Assignment. This Agreement and the schedules hereto (together with each Transaction Document to which the Parties hereto are parties, to the extent referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Except for transfers permitted by Section 2.1, this Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties hereto.

8.9 Certificates. Promptly following the date of this Agreement, the Company shall advise the Company’s transfer agent in writing that each Company Shareholder’s Subject Shares are subject to the restrictions set forth herein and, in connection therewith, provide the Company’s transfer agent in writing with such information as is reasonable to ensure compliance with such restrictions.

8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.11 Interpretation.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Section” and “Schedule” refer to the specified Section or Schedule of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) the word “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government, and references to a person are also to its permitted successors and assigns, (ix), an “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person, (x) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and references to any Law shall include all rules and regulations promulgated thereunder and (xi) references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

8.14 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.14.

8.15 Counterparts; Electronic Delivery. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

8.16 Directors and Officers. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by any director, officer, employee, agent, designee or other representative of any Company Shareholder or by any Company Shareholder that is a natural person, in each case, in his or her capacity as a director or officer of the Company or any of its Subsidiaries. Each Company Shareholder is executing this Agreement solely in such capacity as a record or beneficial holder of Company Shares.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first set forth above.

HCAC: HENNESSY CAPITAL ACQUISITION CORP. IV

By:
Name:
Title:

[Signature Page to Shareholder Support Agreement]

COMPANY SHAREHOLDERS: [____]

By:
Name:
Title:

[____]

By:
Name:
Title:

[____]

By:
Name:
Title:

[Signature Page to Shareholder Support Agreement]

Schedule A

Subject Shares
Company Shareholder Name	Ordinary Shares	Preference Shares
[____]	[____]	[____]
[____]	[____]	[____]
[____]	[____]	[____]
Total:	[____]	[____]